Exhibit 99.1

DONEGAL MUTUAL INSURANCE COMPANY ANNOUNCES INTENTION TO
PURCHASE COMMON STOCK OF DONEGAL GROUP INC.

Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone (717) 416-1931
Fax      (717) 426-7009

For Immediate Release

     MARIETTA, Pennsylvania, August 17, 2004 – Donegal Mutual Insurance Company announced today that it will, at its discretion, purchase shares of Class A common stock and Class B common stock of Donegal Group Inc. (Nasdaq: DGICA and DGICB) at market prices prevailing from time to time in the open market subject to the provisions of SEC Rule 10b-18 and in privately negotiated transactions. At June 30, 2004, the Mutual Company held approximately 41% of the outstanding Class A common stock and approximately 63% of the outstanding Class B common stock of Donegal Group Inc.

     Donald H. Nikolaus, President and Chief Executive Officer of Donegal Mutual Insurance Company, stated, “We believe that the purchase of Donegal Group Inc.’s Class A and Class B common stock at current market prices represents a prudent and attractive investment opportunity for the Mutual Company. We believe the Mutual Company’s majority ownership interest in Donegal Group Inc. provides it with the stability and continuity that has permitted the insurance subsidiaries of Donegal Group Inc. to outperform the industry.” On July 19, 2004, Donegal Group Inc. reported record net income for the quarter and six months ended June 30, 2004.

     Donegal Group Inc. is a property and casualty insurance holding company whose insurance subsidiaries offer personal and commercial lines of insurance to businesses and individuals in six Mid-Atlantic states (Connecticut, Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota). Donegal Group Inc.’s wholly owned subsidiaries include Atlantic States Insurance Company and Southern Insurance Company of Virginia. It has a pooling arrangement with its affiliate, Donegal Mutual Insurance Company.

     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Some factors that could cause actual results to vary materially include: the ability of Donegal Group Inc. to maintain profitable operations, the adequacy of its reserves for losses and loss adjustment expenses, business and economic conditions in its primary operating areas, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the periodic reports that both Donegal Mutual Insurance Company and Donegal Group Inc. file with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by either company or any other person. Donegal Mutual Insurance Company and Donegal Group Inc. disclaim any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.